                                                                    EXHIBIT 2.2





               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

                          dated as of December 7, 1999

                                  by and among

                      DAISYTEK INTERNATIONAL CORPORATION,

                             DAISYTEK, INCORPORATED

                                      and

                                  PFSWEB, INC.

               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT


                  This INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into as of December 7, 1999, by and among Daisytek International Corporation, a Delaware corporation ("Daisytek International"), Daisytek, Incorporated, a Delaware corporation and a wholly-owned subsidiary of Daisytek International ("Daisytek"), and PFSweb, Inc., a Delaware corporation and a wholly-owned subsidiary of Daisytek ("PFSweb"). Certain capitalized terms used herein are defined in Section 1 of this Agreement.

                                    RECITALS

                  WHEREAS, the Boards of Directors of Daisytek International and Daisytek have determined that it would be appropriate and desirable to completely separate the PFS Business from Daisytek;

                  WHEREAS, Daisytek has caused PFSweb to be incorporated in order to effect such separation;

                  WHEREAS, Daisytek and PFSweb are parties to the Separation Agreement pursuant to which Daisytek will contribute and transfer to PFSweb, and PFSweb will receive and assume, the assets and liabilities then associated with the PFS Business as described therein;

                  WHEREAS, Daisytek and PFSweb intend that the Contribution, together with the Distribution, qualify as a tax-free reorganization under
Section 368(a)(1)(D) of the Code;

                  WHEREAS, Daisytek currently owns all of the issued and outstanding PFSweb Common Stock;

                  WHEREAS, the parties currently contemplate that PFSweb shall consummate the Initial Public Offering;

                  WHEREAS, immediately following the consummation of the Initial Public Offering, Daisytek shall own not less than 80% of the outstanding shares of PFSweb Common Stock;

                  WHEREAS, Daisytek plans to divest itself of its entire ownership of PFSweb by distributing all of its shares of PFSweb Common Stock to Daisytek International, which, in turn, will distribute in the Distribution all of such shares of PFSweb Common Stock to the holders of Daisytek Common Stock;

                  WHEREAS, Daisytek International, Daisytek and PFSweb intend that the Distribution will be tax-free to Daisytek, Daisytek International and its stockholders under Sections 355 and 368(a)(1)(D) of the Code;

                  WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Initial Public Offering and the Distribution; and

                  WHEREAS, the parties hereto have determined that in order to accomplish the objectives of the Initial Public Offering and the Distribution and to facilitate the consummation thereof, it is necessary and desirable to enter into the agreements and understandings set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                  1.        DEFINITIONS.

                  "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by PFSweb immediately prior to the Distribution Date.

                  "Affiliate" means a PFSweb Affiliate or a Daisytek Affiliate, as the case may be.

                  "Ancillary Agreements" has the meaning ascribed to such term in the Separation Agreement.

                  "Annual Financial Statements" has the meaning set forth in
Section 5.1 (a)(vi).

                  "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

                  "Consent" means any consent of, waiver or approval from, or notification to, any Person.

                  "Contribution" means the transfer of certain assets by Daisytek to PFSweb (and the assumption by PFSweb of certain liabilities) as contemplated by the Separation Agreement.

                  "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "CPR Rules" means the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources, as in effect on the date hereof.

                  "D Reorganization" means a transaction qualifying as a reorganization under Section 368(a)(1)(D) of the Code.

                  "Daisytek Affiliate" means a Person, other than PFSweb or a PFSweb Affiliate, that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by Daisytek International.

                  "Daisytek Annual Statements" has the meaning set forth in
Section 5.1(b)(ii).

                  "Daisytek's Auditors" has the meaning set forth in Section 5.1(b)(ii).

                  "Daisytek Business" means any business or operations of Daisytek or any Daisytek Affiliates other than the PFS Business.

                  "Daisytek Common Stock" means the Common Stock, par value $.01 per share, of Daisytek International.

                  "Daisytek Disclosure Portions" means all material set forth in, or incorporated by reference into, either the IPO Registration Statement or the Distribution Registration Statement, as applicable, to the extent relating exclusively to (i) Daisytek and the Daisytek Affiliates (excluding PFSweb and the PFSweb Affiliates), (ii) the Daisytek Business, (iii) Daisytek's intentions with respect to the Distribution or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

                  "Daisytek Option" means an option to purchase shares of Daisytek Common Stock issued under any stock option plan of Daisytek International.

                  "Daisytek Public Filings" has the meaning set forth in
Section 5.1(a)(xiii).

                  "Daisytek Transfer Agent" means ChaseMellon Shareholder Services LLC, in its capacity as the transfer agent and registrar for the Daisytek Common Stock.

                  "Dispute Notice" means written notice of any dispute between Daisytek and PFSweb arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

                  "Distribution" means the distribution of PFSweb Common Stock by Daisytek to Daisytek International and thereafter by Daisytek International in one or more transactions occurring after the Initial Public Offering that collectively have the effect that all shares of PFSweb Common Stock held by Daisytek are distributed to Daisytek International stockholders, whenever such transaction(s) shall occur.

                  "Distribution Date" means any date or dates, as the case may be, determined by Daisytek, in its sole and absolute discretion, to be a date on which shares of PFSweb Common Stock held by Daisytek are distributed in connection with the Distribution.

                  "Distribution Registration Statement" means any and all registration statements, information statements or other documents, if any, filed by any party with the SEC in connection with any transaction constituting part of the Distribution, in each case as supplemented or amended from time to time.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

                  "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

                  "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

                  "Initial Public Offering" or "IPO" means the initial public offering by PFSweb of shares of PFSweb Common Stock as contemplated by the IPO Registration Statement.

                  "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

                  "IPO Registration Statement" means the Registration Statement on Form S-1, Registration No. 333-87657, of PFSweb, as supplemented and amended from time to time.

                  "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

                  "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

                  "Negotiation Period" means the period of 20 Business Days following the initial meeting of the representatives of Daisytek and PFSweb following the receipt of a Dispute Notice.

                  "Notice" means any notice, request, claim, demand, or other communication under this Agreement.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "PFS Business" has the meaning ascribed to such term in the Separation Agreement.

                  "PFSweb Affiliate" means a Person, other than Daisytek International or a Daisytek Affiliate, that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by, or is under common Control with PFSweb.

                  "PFSweb Capital Stock" means all classes or series of capital stock of PFSweb.

                  "PFSweb Common Stock" means the Common Stock of PFSweb.

                  "PFSweb Employee" means an individual employed by Daisytek or any Daisytek Affiliate who becomes employed by PFSweb or any PFS Affiliate in connection with the Distribution.

                  "PFSweb Option" means an option to purchase shares of PFSweb Common Stock issued under a stock option plan of PFSweb.

                  "PFSweb Public Documents" has the meaning set forth in
Section 5.1(a)(ix).

                  "PFSweb Transfer Agent" means ChaseMellon Shareholder Services LLC, in its capacity as the transfer agent and registrar for the PFSweb Common Stock.

                  "PFSweb's Auditors" has the meaning set forth in Section 5.1(b)(i).

                  "Pre-Distribution Period" means the period of time from the date hereof until the completion of the Distribution.

                  "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from PFSweb or one or more holders of outstanding shares of PFSweb Capital Stock, a number of shares of PFSweb Capital Stock that would comprise 50% or more of (i) the value of all outstanding shares of PFSweb Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of Voting Stock of PFSweb as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

                  "Quarterly Financial Statements" has the meaning set forth in
Section 5.1(a)(v).

                  "Ratio" means the amount determined by dividing (i) the average of the daily high and low per share prices of the Daisytek Common Stock, as reported in The Wall Street Journal, during the three trading days ending on the Record Date, by (ii) the average of the daily high and low per share prices of the PFSweb Common Stock, as reported in The Wall Street Journal, for the three trading days commencing on the first trading day following the Record Date.

                  "Record Date" means the close of business on the date(s) to be determined by the Board of Directors of Daisytek International as the record date(s) for determining stockholders of Daisytek International entitled to receive shares of PFSweb Common Stock in the Distribution.

                  "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

                  "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

                  "Representation Date" means any date on which PFSweb makes any representation (i) to the IRS or to counsel selected by Daisytek for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to Daisytek for the purpose of any determination required to be made by Daisytek pursuant to
Section 4.2.

                  "Representation Letters" means any representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by Daisytek and others in connection with the rendering by Tax Advisor and/or the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to PFSweb shall be in form and substance reasonably satisfactory to PFSweb.

                  "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

                  "Request" has the meaning set forth in Section 6.7.

                  "SEC" means the United States Securities and Exchange Commission or any successor agency.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

                  "Separation Agreement" means the Master Separation Agreement by and among Daisytek International, Daisytek, Priority Fulfillment Services, Inc. and PFSweb, as amended from time to time.

                  "Subsequent Tax Opinion/Ruling" means either (i) any opinion of Tax Advisor selected by Daisytek, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to Daisytek, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for U.S. federal income tax purposes will be recognized by Daisytek, Daisytek International, the stockholders or former stockholders of Daisytek International, or any Daisytek Affiliate with respect to the Distribution, or
(ii) an IRS private letter ruling to the same effect.

                  "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Agreement, neither PFSweb nor any of the Subsidiaries of PFSweb shall be deemed to be Subsidiaries of Daisytek or of any of the Subsidiaries of Daisytek.

                  "Tax" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

                  "Tax Advisor" means the professional accounting or law firm designated by Daisytek as its Tax Advisor.

                  "Tax Agreement" means the Tax Sharing Agreement between Daisytek and PFSweb, as amended from time to time.

                  "Tax Control" means, with respect to PFSweb, ownership of PFSweb Capital Stock which constitutes at least 80% of both (i) the total combined voting power of all outstanding shares of Voting Stock of PFSweb and
(ii) each class and series of PFSweb Capital Stock other than Voting Stock of PFSweb.

                  "Tax-Free Status of the Distribution" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to Daisytek International, Daisytek, Daisytek Affiliates and Daisytek International's stockholders in connection with the Distribution.

                  "Tax Opinions/Rulings" means any opinions of Tax Advisor and/or the rulings by the IRS deliverable to Daisytek in connection with the Contribution and the Distribution.

                  "Tax-Related Losses" means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and (iii) all costs and expenses that may result from adverse tax consequences to Daisytek, Daisytek International or its stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by Daisytek or Daisytek Affiliates.

                  "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than Daisytek or any Daisytek Affiliate or PFSweb or any PFSweb Affiliate which gives rise to a right of indemnification hereunder.

                  "Underwriters" means the managing underwriters for the IPO.

                  "Underwriting Agreement" means the Underwriting Agreement between PFSweb and the Underwriters relating to the Initial Public Offering, as amended from time to time.

                  "Value" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business, less the current liabilities associated with such trade or business, in each case determined as of the Distribution Date.

                  "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

                  2.       THE INITIAL PUBLIC OFFERING AND THE DISTRIBUTION.

                  2.1. Transactions Prior To The IPO. Subject to the conditions hereof, Daisytek International and PFSweb shall use their reasonable best efforts to consummate the IPO. Such actions shall include those specified in this Section 2.1.

                           (a) PFSweb shall file the IPO Registration Statement,
and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law or by the Underwriters, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or federal, state or foreign securities laws. Daisytek International and PFSweb shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the PFSweb Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

                           (b) PFSweb and Daisytek International shall enter
into the Underwriting Agreement, in form and substance reasonably satisfactory to them and each shall comply with its respective obligations thereunder.

                           (c) Daisytek International and PFSweb shall consult
with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

                           (d) PFSweb shall use its reasonable best efforts to
take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

                           (e) PFSweb shall prepare, file and use reasonable
best efforts to seek to make effective, an application for listing of the PFSweb Common Stock issued in the IPO on the NASDAQ National Market, subject to official notice of issuance.

                           (f) PFSweb shall participate in the preparation of
materials and presentations as the Underwriters shall deem necessary or desirable.

                  2.2. Proceeds of the IPO. The IPO will be a primary offering of PFSweb Common Stock and the net proceeds of the IPO will be retained by PFSweb, subject to the payments to be made under the Separation Agreement.

                  2.3. Conditions Precedent to Consummation of the IPO. The obligations of the parties to consummate the IPO shall be conditioned on such conditions as Daisytek International shall determine in its sole and absolute discretion, which conditions, or any of them, may be waived by Daisytek International in its sole and absolute discretion, including without limitation, the following conditions, which shall be for the sole benefit of Daisytek International and shall not give rise to or create any duty on the part of Daisytek International or any Daisytek Affiliate or their Board of Directors to waive or not waive any such condition:

                           (a) The IPO Registration Statement shall have been
filed and declared effective by the SEC, and there shall be no stop order in effect with respect thereto.

                           (b) The actions and filings with regard to state
securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 2.1 shall have been taken and, where applicable, have become effective or been accepted.

                           (c) The PFSweb Common Stock to be issued in the IPO
shall have been accepted for listing on the NASDAQ National Market, on official notice of issuance.

                           (d) PFSweb shall have entered into the Underwriting
Agreement and all conditions to the obligations of PFSweb and the Underwriters shall have been satisfied or waived.

                           (e) Daisytek International shall be satisfied in its
sole discretion that Daisytek will own at least 80% of the voting rights attached to the then outstanding PFSweb Common Stock immediately following the IPO, and, to the extent deemed necessary or desirable by Daisytek International in its sole discretion, all other matters regarding the Tax-Free Status of the Distribution shall, to the extent applicable as of the time of the IPO, be satisfied or can reasonably be anticipated to be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

                           (f) No order, injunction or decree issued by any
court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

                           (g) Such other actions as the parties hereto may,
based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO and the other transactions contemplated by this Agreement shall have been taken.

                  2.4. The Distribution. Daisytek and Daisytek International pan, as soon as practicable after the satisfaction of applicable conditions, and not later than 12 months following the consummation of the Initial Public Offering, to complete the Distribution. PFSweb shall cooperate with Daisytek in all respects to accomplish the Distribution and shall, at Daisytek International's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary under then applicable law, the registration under the Securities Act of PFSweb Common Stock on an appropriate registration form or forms to be designated by Daisytek International. Daisytek International shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Daisytek International; provided that nothing herein shall prohibit PFSweb from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

                  2.5. Certain Stockholder Matters. From and after the distribution of PFSweb Common Stock in connection with any transaction(s) included as part of the Distribution and until such PFSweb Common Stock is duly transferred in accordance with applicable law, PFSweb shall regard the Persons receiving PFSweb Common Stock in such transaction(s) as record holders of PFSweb Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. PFSweb agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of PFSweb Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of PFSweb Common Stock then held by such holder. Daisytek International and Daisytek shall cooperate, and shall instruct the Daisytek Transfer Agent to cooperate, with PFSweb and the PFSweb Transfer Agent, and PFSweb shall cooperate, and shall instruct the PFSweb Transfer Agent to cooperate, with Daisytek International, Daisytek and the

Daisytek Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of PFSweb Common Stock distributed to the holders of Daisytek Common Stock in connection with any transaction(s) included as part of the Distribution. Following the Distribution, Daisytek International shall instruct the Daisytek Transfer Agent to deliver to the PFSweb Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Daisytek Common Stock receiving shares of PFSweb Common Stock in connection with any transaction(s) included as part of the Distribution.

                  2.6. Means of Distribution. (a) Subject to Section 2.4 hereof, on or prior to the Distribution Date, Daisytek will distribute and deliver to Daisytek International who, in turn, will deliver to the Daisytek Transfer Agent for the benefit of holders of record of Daisytek Common Stock on the Record Date, a single stock certificate, endorsed in blank, representing all of the outstanding shares of PFSweb Common Stock then owned by it, which certificate shall be reissued in sufficient manner so that the Daisytek Transfer Agent may, and shall be instructed to, distribute on the Distribution Date the appropriate number of such shares of PFSweb Common Stock to each such holder of record of Daisytek Common Stock on the Record Date or designated transferee or transferees of such holder.

                           (b) Subject to Section 2.4, each holder of Daisytek
Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of PFSweb Common Stock equal to the number of shares of Daisytek Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of PFSweb Common Stock beneficially owned by Daisytek International on the Record Date and the denominator of which is the number of shares of Daisytek Common Stock issued and outstanding on the Record Date.

                  2.7. Actions Prior to the Distribution. (a) Daisytek International and PFSweb shall prepare and mail, prior to the Distribution Date, to the holders of Daisytek Common Stock, such information concerning PFSweb, its business, operations and management, the Distribution and such other matters as Daisytek International shall reasonably determine and as may be required by law. Daisytek International and PFSweb will prepare, and PFSweb will, to the extent required under applicable law, file with the SEC any such documentation which Daisytek International determines are necessary or desirable to effectuate the Distribution, and Daisytek International and PFSweb shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

                           (b) Daisytek International and PFSweb shall take all
such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

                           (c) PFSweb shall prepare and file, and shall use its
reasonable best efforts to have approved, an application for the listing on the NASDAQ National Market, subject to official notice of distribution of the PFSweb Common Stock to be distributed in the

Distribution, and the shares of PFSweb Common Stock covered by PFSweb Options to be granted under Section 3.6 below.

                  2.8. Conditions To Distribution. The consummation of the Distribution is subject to the following conditions, which conditions, or any of them, may be waived by Daisytek in its sole and absolute discretion:

                           (a) The receipt by Daisytek International of either,
at its option and in its sole and absolute discretion (i) a ruling by the IRS that, among certain other Tax consequences of the transaction, the Contribution and Distribution will qualify as tax-free for federal income tax purposes and will not result in the recognition of taxable gain or loss for federal income tax purposes to Daisytek, Daisytek International or the holders of Daisytek Common Stock or (ii) an opinion from its Tax Advisor regarding the Tax-Free Status of the Distribution and such other matters, in form and substance satisfactory to it, as it shall determine to be necessary or advisable in its sole and absolute discretion;

                           (b) The receipt of any material Consents necessary to
consummate the Distribution, which Consents shall be in full force and effect;

                           (c) No order, injunction, decree or regulation issued
by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect; and

                           (d) No events or developments shall have occurred
subsequent to the IPO Closing Date that, in the sole judgment of Daisytek, would result in the Distribution having a material adverse effect on Daisytek, any Daisytek Affiliate any holder of Daisytek Common Stock, PFSweb, any PFSweb Affiliate or any holder of PFSweb Common Stock.

                  The foregoing conditions are for the sole benefit of Daisytek International and shall not give rise to or create any duty on the part of Daisytek International or any Daisytek Affiliate or their Board of Directors to waive or not waive any such condition.

                  2.9. Fractional Shares. As soon as practicable after the Distribution Date, Daisytek International shall direct the Daisytek Transfer Agent to determine the number of whole shares and fractional shares of PFSweb Common Stock allocable to each holder of record or beneficial owner of Daisytek Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby, at the direction of Daisytek International, to Daisytek International, PFSweb, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Daisytek International and the Daisytek Transfer Agent may aggregate the shares of Daisytek

Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                  2.10. Replacement of Daisytek Options. As of the Distribution Date, each outstanding Daisytek Option held by a PFSweb Employee shall be replaced with a PFSweb Option having substantially the same terms and conditions as the Daisytek Option to be replaced thereby, including any and all vesting requirements and conditions of exercise; provided, however, that (i) the PFS Employee shall be credited, for vesting purposes, with the period of employment in which the PFS Employee was employed by Daisytek or a Daisytek Affiliate, (ii) the number of shares of PFSweb Common Stock subject to such PFSweb Options shall be equal to the number of shares of Daisytek Common Stock subject to the Daisytek Option multiplied by the Ratio and (iii) the per share exercise price of the PFSweb Common Stock subject to such PFSweb Option shall be equal to the per share exercise price of the Daisytek Common Stock subject to the Daisytek Option divided by the Ratio. PFSweb shall take all corporate action and make all required filings under applicable state Blue Sky laws and the Securities Act to register or qualify the PFSweb Options and/or the underlying shares of PFSweb Common Stock so that the shares of PFSweb Common Stock acquired upon exercise of each PFSweb Option are freely tradable under the Securities Act (except for shares acquired by affiliates (as defined in the Securities Act) of PFSweb) and each applicable state's Blue Sky laws.

                  2.11. Further Assurances Regarding the Distribution. In addition to the actions specifically provided for elsewhere in this Agreement, PFSweb shall, at Daisytek International's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, PFSweb shall, at Daisytek International's direction, cooperate with Daisytek International, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Daisytek International in order to consummate and make effective the Distribution.

                  2.12. Abandonment of the Distribution. In the event that Daisytek International so determines that one or more of the aforesaid conditions precedent has not been satisfied and that it no longer intends to proceed with or complete the Distribution, Daisytek International shall provide to PFSweb a written notification of such determination (an "Abandonment Notice"). Effective as of the date of the Abandonment Notice, (a) provided that no Distribution Date has yet occurred, Sections 4.2 and 4.3 of this Agreement shall terminate, become null and void and have no further force and effect and
(b) Daisytek International's rights, and PFSweb's obligations, set forth in the Registration Rights Agreement shall immediately become effective.

                  3.       EXPENSES.

                  3.1. General. Except as otherwise provided in this Agreement, the Separation Agreement, any of the other Ancillary Agreements or any other agreement between the parties relating to the Contribution, the Initial Public Offering or the Distribution, all costs and expenses of either party hereto in connection with the Contribution, the Initial Public Offering and the Distribution shall be paid by the party that incurs such costs and expenses.

                  3.2. Expenses Relating to the Initial Public Offering. PFSweb shall be responsible for the payment of all costs, fees and expenses relating to the Initial Public Offering.

                  3.3. Expenses Relating To The Distribution. Daisytek shall be responsible for the payment of all costs, fees and expenses relating to the Distribution.

                  4. COVENANTS TO PRESERVE TAX-FREE STATUS OF THE DISTRIBUTION AND THE QUALIFICATION OF THE CONTRIBUTION AS A D REORGANIZATION.

                  PFSweb and Daisytek International hereby represent and warrant to, and covenant and agree with, each other as follows:

                  4.1.     Representations and Warranties.

                           (a) PFSweb hereby represents and warrants that (i) it
has examined the Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of PFSweb or the PFS Business (including, without limitation, the business purposes for the Distribution, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to PFSweb or the PFS Business, and the plans, proposals, intentions and policies of PFSweb), are true, correct and complete in all material respects.

                           (b) Daisytek International hereby represents and
warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of Daisytek or the Daisytek Business (including, without limitation, the business purposes for the Distribution, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to Daisytek or the Daisytek Business, and the plans, proposals, intentions and policies of Daisytek), are true, correct and complete in all material respects.




                  4.2.     Restrictions on PFSweb.

                           (a) PFSweb shall not take any action (such action to
include, if relevant, the issuance of PFSweb Capital Stock upon the exercise by the holders thereof of all options or convertible securities issued by PFSweb) during the Pre-Distribution Period if, as a result of taking such action, PFSweb would issue a number of shares of PFSweb Capital Stock (including by way of the exercise of stock options or the issuance of restricted stock) that would cause Daisytek to cease to have Tax Control of PFSweb, unless prior to the consummation of such transaction Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing provisions of this Section 4.2(a), PFSweb shall be permitted to issue stock options and restricted stock awards to its employees so long as such options or restricted stock awards will not be exercisable or vest, by their terms, prior to the Distribution Date. All of the restrictions on PFSweb contained in this Section 4.2 shall apply to PFSweb during the Pre-Distribution Period as well as the other periods specified in this Section 4.2.

                           (b) Until the first day after the two-year
anniversary of the latest Distribution Date, PFSweb shall not enter into any Proposed Acquisition Transaction or, to the extent PFSweb has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur unless prior to the consummation of such Proposed Acquisition Transaction Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Distribution. The foregoing shall not prohibit PFSweb from entering into a contract or agreement to consummate any Proposed Acquisition Transaction if such contract or agreement requires satisfaction of the above-described requirement prior to the consummation of such Proposed Acquisition Transaction, such requirement to be satisfied through the cooperation of the parties as described in Section 4.3(b)(ii).

                           (c) Until the first day after the two-year
anniversary of the latest Distribution Date, (i) PFSweb shall continue to conduct the Active Trade or Business, (ii) subject to clause (iii) below, PFSweb shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any substantial portion of the Active Trade or Business or (B) dispose of any business or assets that would cause PFSweb to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Representation Letters and Tax Opinions/Rulings, in each case unless Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Distribution, (iii) PFSweb shall not under any circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach Section 4.2(d). PFSweb shall continue the active conduct of the Active Trade or Business primarily through officers and employees of PFSweb or its Subsidiaries (and not primarily through independent contractors). Notwithstanding the foregoing, (A) except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of the Distribution, liquidations of any of PFSweb's Subsidiaries (including PFS - Texas LLC) into PFSweb or one or more Subsidiaries directly or indirectly controlled by PFSweb shall not be deemed to breach this Section 4.2(c) and (B) PFSweb shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that constituted an immaterial part of the Active Trade or Business, or any portion thereof. For purposes of the preceding sentence and clause (c)(ii) above, asset retirements, sale-leaseback arrangements and discontinuances of product lines within a trade or business the active conduct of which is continued shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof, and (iv) solely for purposes of this Section 4.2(c), PFSweb shall not be treated as directly or indirectly controlling a Subsidiary unless PFSweb owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (A) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (B) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

                           (d) Until the first day after the two-year
anniversary of the latest Distribution Date, (A) PFSweb shall not voluntarily dissolve or liquidate, and (B) except in the ordinary course of business, neither PFSweb nor any Subsidiaries directly or indirectly controlled by PFSweb shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than (x) 60% of the gross assets of PFSweb or (y) 60% of the consolidated gross assets of PFSweb (including PFS - Texas LLC) and such Subsidiaries, unless prior to the consummation of such transaction Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution, that such transaction would not jeopardize the Tax-Free Status of the Distribution. The amount of gross assets of PFSweb and such Subsidiaries shall be based on the fair market value of each such asset as of the applicable Distribution Date. Sales, transfers or other dispositions by PFSweb or any of its Subsidiaries to PFSweb or one or more Subsidiaries directly or indirectly controlled by PFSweb shall not be included in any determinations under this Section 4.2(d) of whether such 60% or more of the gross assets of PFSweb or 60% of the consolidated gross assets of PFSweb and such Subsidiaries have been sold, transferred or otherwise disposed of. Solely for purposes of this Section 4.2(d), PFSweb shall not be treated as directly or indirectly controlling a Subsidiary unless PFSweb owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (A) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (B) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

                           (e) Prior to the first Distribution Date, PFSweb
shall fully discharge and satisfy all of the then existing indebtedness owed by it or its Subsidiaries to Daisytek or any Daisytek Affiliate (other than payables incurred in the ordinary course of the business). From such date until the first day after the two-year anniversary of the latest Distribution Date, PFSweb shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or allow to exist any such indebtedness (other than payables incurred in the ordinary course of the business) with Daisytek or any Daisytek Affiliate.

                           (f) Until the first day after the two-year
anniversary of the latest Distribution Date, PFSweb shall not take, or permit any of its Subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, unless prior to the consummation of such action or transaction Daisytek has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution and the qualification of the Contribution as a D Reorganization, that such action or transaction would not jeopardize the Tax-Free Status of the Distribution or the qualification of the Contribution as a D Reorganization. Notwithstanding the foregoing, if and to the extent that any action or transaction is described in and permitted pursuant to Sections 4.2(a), (b), (c), (d) or (e), such action or transaction shall not be prohibited by this Section 4.2(f).

                           (g) Notwithstanding the foregoing, the provisions of
Section 4.2 shall not prohibit PFSweb from implementing any transaction upon which the IRS has granted a favorable ruling in, or which is described in reasonable detail in, any Tax Opinions/Rulings.

                  4.3.     Cooperation and Other Covenants.

                           (a) Each of PFSweb and Daisytek International shall
furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Distribution or that could otherwise be reasonably expected to have an impact on the Tax-Free Status of the Contribution and Distribution or the qualification of the Contribution as a D Reorganization.

                           (b) (i) Each of PFSweb and Daisytek International
shall cooperate with the other and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with obtaining any Daisytek determination referred to in Section 4.2. Such cooperation shall include, without limitation, providing any information and/or representations reasonably requested by the other to enable either party (or counsel for such party) to obtain and maintain any Subsequent Tax Opinion/Ruling that would permit any action described in Section 4.2 to be taken by PFSweb or a PFSweb Affiliate. From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling and until the first day after the two-year anniversary of the date of such determination or receipt, neither party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless the other party has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Distribution and the qualification of the Contribution as a D Reorganization, that such action would not jeopardize the Tax-Free Status of the Contribution and Distribution or the qualification of the Contribution as a D Reorganization.

                               (ii) In the event that PFSweb notifies Daisytek
that it desires to take one of the actions described in Section 4.2 and Daisytek concludes that such action might jeopardize the Tax-Free Status of the Contribution and Distribution or the qualification of the Contribution as a D Reorganization, Daisytek shall, at the request of PFSweb, elect either to (A) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion/Ruling that would permit PFSweb to take the specified action, and PFSweb shall cooperate in connection with such efforts, or (B) provide all reasonable cooperation to PFSweb in connection with PFSweb obtaining such a Subsequent Tax Opinion/Ruling in form and substance reasonably satisfactory to Daisytek; provided, however, that the reasonable costs and expenses of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by Daisytek, unless such Subsequent Tax Opinion/Ruling shall not be obtained as the result of a determination that the proposed action shall jeopardize the Tax-Free Status of the Contribution and Distribution or the qualification of the Contribution as a D Reorganization, in which case the costs and expenses of attempting to obtain such Subsequent Tax Opinion/Ruling shall be borne by PFSweb.

                           (c) (i) Until all restrictions set forth in Section
4.2 have expired, PFSweb shall give Daisytek written notice of any intention to effect or permit an action or transaction described in Section 4.2 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable Daisytek (A) to make the determination referred to in Section 4.2 or
(B) to prepare and seek any Subsequent Tax Opinion/ Ruling in connection with such proposed action or transaction. Each such notice by PFSweb shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of PFSweb, the approximate number of shares of PFSweb Capital Stock proposed to be transferred or issued, the approximate Value of PFSweb's assets (or assets of any of PFSweb's Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of PFSweb Capital Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable Daisytek to make any such required determination, including information required to prepare and seek a Subsequent Tax Opinion/Ruling in connection with such proposed action or transaction. All information provided by PFSweb to Daisytek pursuant to this Section 4.3 shall be deemed subject to the confidentiality obligations of the Separation Agreement.

                               (ii) Promptly, but in any event within 15
Business Days, after Daisytek receives such written notice from PFSweb, Daisytek shall evaluate such information and notify PFSweb in writing of (A) such determination or (B) Daisytek's intent to seek a Subsequent Tax Opinion/Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date Daisytek so notifies PFSweb of Daisytek's intent to seek a Subsequent Tax Opinion/Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by PFSweb with Section 4.3(b). If Daisytek makes a determination that an action or transaction described in Section 4.2 would jeopardize the Tax-Free Status of the Contribution and Distribution or the qualification of the Contribution as a D Reorganization, such notice to PFSweb shall set forth, in reasonable detail, the reasons therefor. Daisytek shall notify PFSweb promptly, but in any event within two Business Days, after the receipt of a Subsequent Tax Opinion/Ruling.

                  4.4.     Indemnification For Tax Liabilities.

                           (a) Notwithstanding any other provision of this
Agreement to the contrary, (i) subject to Section 4.4(b), PFSweb shall indemnify, defend and hold harmless Daisytek International and each Daisytek Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by Daisytek International or any of them in connection with any proposed tax assessment or tax controversy with respect to the Distribution or the Contribution to the extent caused by any breach by PFSweb of any of its representations, warranties or covenants made pursuant to this Agreement and (ii) Daisytek International shall indemnify, defend and hold harmless PFSweb and each PFSweb Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by PFSweb or any of them in connection with any proposed tax assessment or tax controversy with respect to the Distribution or the Contribution to the extent caused by any breach by Daisytek International or Daisytek of any of its representations, warranties or covenants made pursuant to this Agreement. All interest or penalties incurred in connection with such Tax-Related Losses shall be computed for the time period up to and including the date that the Indemnifying Party pays its indemnification obligation in full.

                           (b) If Daisytek (i) makes a determination pursuant to
any clause of Section 4.2, on the basis of a Subsequent Tax Opinion/Ruling or otherwise, and (ii) delivers to PFSweb written notice of such determination pursuant to Section 4.3(c), PFSweb shall have no obligation pursuant to Section 4.4(a), except to the extent that any Tax-Related Losses so incurred resulted from the inaccuracy, incorrectness or incompleteness of any representation provided by PFSweb upon which such Subsequent Tax Opinion/Ruling and/or determination was based.

                           (c) The Indemnifying Party shall pay any amount due
and payable to the Indemnitee pursuant to this Section 4.4 on or before the 90th day following the earlier of agreement or determination that such amount is due and payable to he Indemnitee. All payments pursuant to this Section 4.4 shall be made by wire transfer to the bank account designated by the Indemnitee for such purpose, and on the date of such wire transfer the Indemnifying Party shall give the Indemnitee notice of the transfer.

                  4.5.     Procedure For Indemnification For Tax Liabilities.

                           (a) If an Indemnitee receives notice of the assertion
of any Third-Party Claim with respect to which an Indemnifying Party may be obligated under Section 4.4 to provide indemnification, the Indemnitee shall give the Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of the Indemnitee to give notice as provided in this Section shall not relieve the Indemnifying Party of its obligations under Section 4.4, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

                           (b) (i) Daisytek and PFSweb shall jointly control the
defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which either party is obligated under Section
4.4 to provide indemnification, provided that either party shall forfeit such joint control right with respect to a particular Third-Party Claim if such party or any Affiliate of such party makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by such party in this Agreement, the Tax Opinions/Rulings, or the Representation Letters.

                               (ii) PFSweb and Daisytek shall exercise their
rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by applicable law, neither PFSweb nor Daisytek shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

                               (iii) Statements made or actions taken by either
PFSweb or Daisytek in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

                               (iv) If either Daisytek or PFSweb fails to
jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that an Indemnitee may not compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

                  4.6. Arbitration. Any dispute between the parties arising out of or relating to this Section 4, including the interpretation of this
Section 4, or any actual or purported breach of this Section 4, shall be resolved only in accordance with the following provisions:

                           (a) Daisytek and PFSweb shall attempt in good faith
to resolve any such dispute promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days after the receipt of such Dispute Notice, the appropriate representatives of Daisytek and PFSweb shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate such dispute, the issue shall be settled by arbitration pursuant to Section 4.6(b). The results of such arbitration shall be final and binding on the parties.

                           (b) Either party may initiate arbitration with regard
to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the CPR Rules, except as otherwise provided in this Section 4.6. Within 20 days following receipt of the written notice of arbitration, Daisytek and PFSweb shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either Daisytek or PFSweb shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether selected by Daisytek and PFSweb or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Such arbitrators shall be empowered to determine whether one party is required to indemnify the other pursuant to Section 4.4 and to determine the amount of the related indemnification payment. Each of Daisytek and PFSweb shall bear 50% of the aggregate expenses of the arbitrators, unless the arbitrators otherwise determine that a different allocation of responsibility for expenses is appropriate under the circumstances. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-14. The place of arbitration shall be Dallas, Texas. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration.

                  4.7. Exclusive Remedies. Except for the right to pursue equitable remedies or as otherwise set forth in an Ancillary Agreement, the remedies provided in this Section 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of Section 4.4.

                  5.       CERTAIN OTHER COVENANTS.

                  5.1.     Financial And Other Information.

                           (a) PFSweb agrees that, for so long as Daisytek
International is required to consolidate PFSweb's results of operations and financial position or to account for its investment in PFSweb under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

                               (i) PFSweb shall, and shall cause each of its
Subsidiaries to, maintain a system of internal accounting controls that will provide reasonable assurance that: (A) PFSweb's and such Subsidiaries' books, records and accounts fairly reflect all transactions and dispositions of assets and (B) the specific objectives of accounting control are achieved.

                               (ii) PFSweb shall, and shall cause each of its
Subsidiaries to, maintain a fiscal year which commences on April 1 and ends on March 31 of each calendar year.

                               (iii) PFSweb shall deliver to Daisytek
International a trial balance submission, which shall include amounts relating to each of its Subsidiaries, in such format and detail as Daisytek International may request, as promptly as practicable following the last day of each month.

                               (iv) As soon as practicable, after the end of
each of the first three fiscal quarters in each fiscal year of PFSweb and after the end of each such fiscal year, PFSweb shall deliver to Daisytek International a consolidated income statement and balance sheet for PFSweb and its Subsidiaries for such fiscal quarter or year, as the case may be.

                               (v) As soon as practicable, and in any event no
later than three days before PFSweb intends to file its Quarterly Financial Statements (as defined below) with the SEC, PFSweb shall deliver to Daisytek International as final as possible drafts of (A) the consolidated financial statements of PFSweb and its Subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of PFSweb the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of PFSweb's and its Subsidiaries' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Quarterly Financial Statements." If requested by Daisytek International, together with the delivery of the Quarterly Financial Statements, PFSweb shall deliver to Daisytek International a certificate of the chief financial officer of PFSweb to the effect that the Quarterly Financial Statements present fairly, in all material respects, the financial condition and results of operations of PFSweb and its Subsidiaries as of and for the periods presented therein; provided that PFSweb may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and changes which corrections and changes shall be delivered by PFSweb to Daisytek International as soon as practicable thereafter; and, provided, further, that Daisytek International and PFSweb financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which PFSweb may consider making to its Quarterly Financial Statements and related disclosures during the period prior to any anticipated filing with the SEC, and PFSweb shall obtain Daisytek International's consent prior to making any change to PFSweb's Quarterly Financial Statements or related disclosures which would have an effect upon Daisytek International's financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information with respect, to the ownership of PFSweb by Daisytek, the separation of PFSweb from Daisytek International or the Distribution shall be filed with the SEC or otherwise made public by PFSweb or any of its Subsidiaries without the prior written consent of Daisytek International.

                               (vi) As soon as practicable, and in any event no
later than five days before PFSweb intends to file its Annual Financial Statements (as defined below) with the SEC, PFSweb shall deliver to Daisytek International as final as possible drafts of (A) the consolidated financial statements of PFSweb and its Subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such fiscal year, setting forth in each case in comparative form for each such fiscal year of PFSweb the consolidated figures (and notes thereto) for the corresponding period of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of PFSweb's and its Subsidiaries' financial condition and results of operations for such fiscal year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Annual Financial Statements." If requested by Daisytek International, together with the delivery of the Annual Financial Statements, PFSweb shall deliver to Daisytek International a certificate of the chief financial officer of PFSweb to the effect that the Annual Financial Statements present fairly, in all material respects, the financial condition and results of operations of PFSweb and its Subsidiaries as of and for the periods presented therein; provided that PFSweb may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and changes which corrections and changes shall be delivered by PFSweb to Daisytek International as soon as practicable thereafter; and, provided, further, that Daisytek International and PFSweb financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which PFSweb may consider making to its Annual Financial Statements and related disclosures during the period prior to any anticipated filing with the SEC, and PFSweb shall obtain Daisytek International's consent prior to making any change to PFSweb's Annual Financial Statements or related disclosures which would have an effect upon Daisytek International's financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information with respect, to the ownership of PFSweb by Daisytek, the separation of PFSweb from Daisytek International or the Distribution shall be filed with the SEC or otherwise made public by PFSweb or any of its Subsidiaries without the prior written consent of Daisytek International. In any event, PFSweb shall deliver to Daisytek International, no later than 80 days after the end of each fiscal year of PFSweb, the final form of the Annual Financial Statements accompanied by an opinion thereon by PFSweb's independent certified public accountants.

                               (vii)  PFSweb shall deliver to Daisytek
International all Quarterly and Annual Financial Statements of each Subsidiary of PFSweb which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of PFSweb required to be delivered to Daisytek International pursuant to this Section 5.1.

                               (viii) PFSweb and each of its Subsidiaries which
files information with the SEC shall deliver to Daisytek International: (A) as soon as the same are prepared, substantially final drafts of: (x) all reports, notices and proxy and information statements to be sent or made available by PFSweb or any of its Subsidiaries to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by PFSweb or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to herein as "PFSweb Public Documents"), and (B) as soon as practicable, but in no event later than four Business Days prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all such PFSweb Public Documents; provided that PFSweb may continue to revise such PFSweb Public Documents prior to the filing thereof in order to make corrections and changes which corrections and changes shall be delivered by PFSweb to Daisytek International as soon as practicable thereafter; and, provided, further, that Daisytek International and PFSweb financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which PFSweb may consider making to any of its PFSweb Public Documents and related disclosures prior to any anticipated filing with the SEC, and PFSweb shall obtain Daisytek International's consent prior to making any change to its PFSweb Public Documents or related disclosures which would have an effect upon Daisytek International's financial statements or related disclosures. In addition to the foregoing, no PFSweb Public Document or any other document which refers, or contains information with respect, to the ownership of PFSweb by Daisytek, the separation of PFSweb from Daisytek International or the Distribution shall be filed with the SEC or otherwise made public by PFSweb or any of its Subsidiaries without the prior written consent of Daisytek International.

                               (ix) PFSweb shall, as promptly as practicable,
deliver to Daisytek International copies of all annual and other budgets and financial projections relating to PFSweb or any of its Subsidiaries and shall provide Daisytek International an opportunity to meet with management of PFSweb to discuss such budgets and projections.

                               (x) With reasonable promptness, PFSweb shall
deliver to Daisytek International such additional financial and other information and data with respect to PFSweb and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Daisytek International.

                               (xi) Prior to issuance, PFSweb shall deliver to
Daisytek International copies of substantially final drafts of all press releases and other statements to be made available by PFSweb or any of its Subsidiaries to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of PFSweb or any of its Subsidiaries or the relationship between (A) PFSweb or any of its Subsidiaries and (B) Daisytek International or any of its Affiliates. In addition, prior to the issuance of any such press release or public statement, PFSweb shall consult with Daisytek International regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, PFSweb shall deliver to Daisytek International copies of final drafts of all press releases and other public statements. PFSweb and Daisytek will consult with each other as to the timing of their annual and quarterly earnings releases and will give each other an opportunity to review the information therein relating to PFSweb and its Subsidiaries and to comment thereon.

                               (xii) PFSweb shall cooperate fully, and cause its
accountants to cooperate fully, with Daisytek International to the extent requested by Daisytek in the preparation of Daisytek International's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Daisytek International with the SEC, any national securities exchange or otherwise made publicly available (collectively, "Daisytek Public Filings"). PFSweb agrees to provide to Daisytek International all information that it reasonably requests in connection with any Daisytek Public Filings or that, in the judgment of Daisytek International's legal counsel, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by PFSweb in a timely manner on the dates requested by Daisytek International (which may be earlier than the dates on which PFSweb otherwise would be required hereunder to have such information available) to enable Daisytek International to prepare, print and release all Daisytek Public Filings on such dates as Daisytek International shall determine. PFSweb shall use commercially reasonable efforts to cause its accountants to consent to any reference to them as experts in any Daisytek Public Filings required under any law, rule or regulation. If and to the extent requested by Daisytek International, PFSweb shall diligently and promptly review all drafts of such Daisytek Public Filings and prepare in a diligent and timely fashion any portion of such Daisytek Public Filing pertaining to PFSweb. Prior to any printing or public release of any Daisytek Public Filing, an appropriate executive officer of PFSweb shall, if requested by Daisytek international, certify that the information relating to PFSweb, any PFSweb Affiliate or the PFSweb Business in such Daisytek Public Filing is accurate, true and correct in all material respects. Unless required by law, rule or regulation, PFSweb shall not publicly release any financial or other information which conflicts with the information with respect to PFSweb, any PFSweb Affiliate or the PFSweb Business that is included in any Daisytek Public Filing without Daisytek International's prior written consent. Prior to the release or filing thereof, Daisytek International shall provide PFSweb with a draft of any portion of a Daisytek Public Filing containing information relating to PFSweb and its Subsidiaries and shall give PFSweb an opportunity to review such information and comment thereon; provided that Daisytek International shall determine in its sole discretion the final form and content of all Daisytek Public Filings.

                           (b) PFSweb agrees that, for so long as Daisytek
International is required to consolidate PFSweb's results of operations and financial position or to account for its investment in PFSweb under the equity method of accounting (in accordance with generally accepted accounting principles):

                               (i) PFSweb shall not select a different
accounting firm to serve as its (and its Subsidiaries') independent certified public accountants ("PFSweb's Auditors") without Daisytek International's prior written consent (which shall not be unreasonably withheld).

                               (ii) PFSweb shall use its best efforts to enable
the PFSweb Auditors to complete their audit such that they will date their opinion on PFSweb's audited annual financial statements on the same date that Daisytek International's independent certified public accountants ("Daisytek's Auditors") date their opinion on Daisytek International's audited annual financial statements (the "Daisytek Annual Statements"), and to enable Daisytek International to meet its timetable for the printing, filing and public dissemination of the Daisytek Annual Statements.

                               (iii) PFSweb shall provide to Daisytek
International on a timely basis all information that Daisytek International reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Daisytek Annual Statements. Without limiting the generality of the foregoing, PFSweb will provide all required financial information with respect to PFSweb and its Subsidiaries to PFSweb's Auditors in a sufficient and reasonable time and in sufficient detail to permit PFSweb's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Daisytek's Auditors with respect to information to be included or contained in the Daisytek Annual Statements.

                               (iv) PFSweb shall authorize PFSweb's Auditors to
make available to Daisytek's Auditors both the personnel who performed or are performing the annual audit of PFSweb and work papers related to the annual audit of PFSweb, in all cases within a reasonable time prior to PFSweb's Auditors' opinion date, so that Daisytek's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of PFSweb's Auditors as it relates to Daisytek's Auditors' report on Daisytek International's statements, all within sufficient time to enable Daisytek International to meet its timetable for the printing, filing and public dissemination of the Daisytek Annual Statements.

                               (v) PFSweb shall provide Daisytek International's
internal auditors access to PFSweb's and its Subsidiaries, books and records so that Daisytek International may conduct reasonable audits relating to the financial statements provided by PFSweb pursuant hereto as well as to the internal accounting controls and operations of PFSweb and its Subsidiaries.

                               (vi) PFSweb shall give Daisytek International as
much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date hereof. PFSweb will consult with Daisytek International and, if requested, PFSweb will consult with Daisytek International's independent public accountants with respect thereto. PFSweb will not make any such determination or changes without Daisytek International's prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in PFSweb's financial statements as filed with the SEC or otherwise publicly disclosed therein.

                               (vii) Notwithstanding clause (vi) above, PFSweb
shall make any changes in its accounting estimates or accounting principles that are requested by Daisytek International in order for PFSweb's accounting estimates and principles to be consistent with those of Daisytek International.

                  Nothing in this Section 5.1 shall require PFSweb to violate any agreement with any of its customers regarding the confidentiality of commercially sensitive information relating to that customer or its business; provided that in the event that PFSweb is required under this Section 5.1 to disclose any such information, PFSweb shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

                  5.2. Other Covenants. PFSweb hereby covenants and agrees that, for so long as Daisytek beneficially owns at least 50% of the outstanding shares of PFSweb Common Stock:

                           (a) PFSweb shall not, without the prior written
consent of Daisytek International (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Daisytek to freely sell, transfer, assign, pledge or otherwise dispose of shares of PFSweb Common Stock or would restrict or limit the rights of any transferee of Daisytek as a holder of PFSweb Common Stock. Without limiting the generality of the foregoing, PFSweb shall not, without the prior written consent of Daisytek International (which it may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Daisytek as a PFSweb stockholder in a manner not applicable to PFSweb stockholders generally.

                           (b) PFSweb shall not, without the prior written
consent of Daisytek International (which it may withhold in its sole and absolute discretion), issue any shares of PFSweb Capital Stock or any rights, warrants or options to acquire PFSweb Capital Stock (including, without limitation, securities convertible or exchangeable for PFSweb Capital Stock), if after giving effect to such issuances and considering all of the shares of PFSweb Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Daisytek would own less than 50% of the then outstanding shares of PFSweb Common Stock; provided, however, the foregoing shall not restrict the issuance of any rights, warrants or options to acquire PFSweb Capital Stock which, by its terms, will not vest or be exercisable prior to the final Distribution Date and the completion of the Distribution.

                           (c) To the extent that Daisytek or Daisytek
International is a party to any contracts or agreements that provide that certain actions of its Subsidiaries may result in Daisytek or Daisytek International being in breach of or in default under such agreements and Daisytek or Daisytek International has advised PFSweb of the existence, and has furnished PFSweb with copies, of such contracts or agreements (or the relevant portions thereof), PFSweb shall not take any actions that reasonably could result in Daisytek or Daisytek International being in breach of or in default under any such contract or agreement. The parties acknowledge and agree that, after the date hereof, Daisytek and Daisytek International may in good faith (and not solely with the intention of imposing restrictions on PFSweb pursuant to this covenant) enter into additional contracts or agreements that provide that certain actions of its Subsidiaries may result in Daisytek or Daisytek International being in breach of or in default under such agreements. PFSweb agrees to keep confidential and not to disclose any information provided to it pursuant to this Section 5.2(c).

                  6.       INDEMNIFICATION.

                  6.1. Indemnification by PFSweb. Subject to Section 6.3, PFSweb shall indemnify, defend and hold harmless Daisytek International, all Daisytek Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

                           (a) all Losses relating to, arising out of, or due
to, directly or indirectly, any breach by PFSweb or any PFSweb Affiliate of any of the provisions of this Agreement;

                           (b) all Losses relating to, arising out of, or due
to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by PFSweb or any PFSweb Affiliate to Daisytek International pursuant to Section 5.1 of this Agreement;

                           (c) all Losses relating to, arising out of, or due to
any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the Daisytek Disclosure Portions; and

                           (d) all Losses relating to, arising out of, or due to
any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the Daisytek Disclosure Portions.

                  6.2.     Indemnification by Daisytek International. Subject to
Section 6.3, Daisytek International shall indemnify, defend, and hold harmless PFSweb, all PFSweb Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against:

                           (a) all Losses relating to, arising out of, or due
to, directly or indirectly, any breach by Daisytek International or any Daisytek Affiliate of any of the provisions of this Agreement;

                           (b) all Losses relating to, arising out of, or due to
any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Daisytek Disclosure Portions of the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Daisytek Disclosure Portions of the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading; and

                           (c) all Losses relating to, arising out of, or due to
any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Daisytek Disclosure Portions of the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Daisytek Disclosure Portions of the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  6.3.     Other Liabilities.

                           (a) Except as provided in Section 6.4, this Section 6
shall not be applicable to any Tax-Related Losses, which shall be governed by
Section 4 of this Agreement.

                           (b) This Section 6 shall not be applicable to any
Losses relating to, arising out of, or due to any breach of the provisions of any other contract, agreement or understanding between Daisytek International or any Daisytek Affiliate and PFSweb or any PFSweb Affiliate, including, without limitation, the Separation Agreement and any of the other Ancillary Agreements, which Losses shall be governed by the terms of such contract, agreement or understanding.

                  6.4.     Tax Effects of Indemnification.

                           (a) Any indemnification payment made under this
Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the latest Distribution Date, and shall therefore be treated, to the extent permitted by law, as either (i) a distribution from PFSweb to Daisytek or (ii) a capital contribution from Daisytek to PFSweb.

                           (b) The amount of any Loss or Tax-Related Losses for
which indemnification is provided under this Agreement shall be (i) increased to take account of net Tax cost, if any, incurred by the Indemnitee arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of net Tax benefit, if any, realized by the Indemnitee arising from incurring or paying such Loss or Tax-Related Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder or incurring or paying any indemnified Loss or Tax-Related Losses. Any Indemnity Payment hereunder shall initially be made without regard to this Section 6.4 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such Loss or Tax-Related Losses, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes, and payments between Daisytek and PFSweb to reflect such adjustment shall be made if necessary.

                  6.5. Effect Of Insurance upon Indemnification. The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 6 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of PFSweb and Daisytek International shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, in each case adjusted (at such time as appropriate adjustment can be determined) to reflect any premium adjustment attributable to such claim.

                  6.6.     Procedure for Indemnification Involving Third-Party
Claims.

                           (a) If any Indemnitee receives notice of the
assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification (other than pursuant to Section 4), such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations under this Section 6, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

                           (b) An Indemnifying Party, at such Indemnifying
Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 6 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel

(excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this
Section 6 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

                           (c) Notwithstanding the provisions of Section 6.6(b),
Daisytek International and PFSweb shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under Section 6.1 or 6.2. If either Daisytek International or PFSweb fails to defend jointly any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that neither party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

                  6.7. Procedure For Indemnification Not Involving Third-Party Claims. If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Section 6 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim. Any dispute described in clause (ii) of this Section 6.7 shall be subject to the provisions of Section 7.1.

                  6.8. Exclusive Remedies. Except for the right to pursue equitable remedies, the remedies provided in this Section 6 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 6.

                  7.       MISCELLANEOUS

                  7.1. Dispute Resolution. The parties shall attempt in good faith to resolve any dispute between the parties arising out of or relating to this Agreement promptly through negotiations of the parties prior to seeking any other legal or equitable remedy.

                  7.2. Survival. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and the Distribution Date until the expiration of all applicable statutes of limitations.

                  7.3. Complete Agreement. Except as otherwise set forth in this Agreement, this Agreement and the exhibits hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

                  7.4. Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

                  7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

                  7.6. Notices. All Notices shall be in writing and shall be given and deemed received in accordance with the provisions of the Separation Agreement.

                  7.7. Amendment and Modification. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

                  7.8. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party with another Person, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  7.9. Third Party Beneficiaries. The Indemnitees and their respective successors shall be third party beneficiaries of the indemnification provisions of Sections 4 and 6, as applicable, and shall be entitled to enforce those provisions and in connection with such enforcement shall be subject to
Section 7.6, in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

                  7.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

                  7.11. Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

                  7.12. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  7.13. Remedies. Each party shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each party acknowledges and agrees that under certain circumstances the breach by Daisytek or any of its Affiliates or PFSweb or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

                          [remainder of page is blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

                                DAISYTEK INTERNATIONAL CORPORATION



                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                DAISYTEK, INCORPORATED


                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:


                                PFSWEB, INC.



                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:



                                       35